Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1/Amendment No.2 of our report dated July 24, 2024, except for Notes 10, 12 and 16, as to which date is October 11, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TEN Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

November 15, 2024